Exhibit 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY REPORTS RECORD QUARTERLY REVENUE

Highlights:

•	Record quarterly revenue of $13.5 million

•	GAAP net income of $296,000, or $0.01 per share

•	Pro forma net income of $581,000, or $0.02 per share

•	ASIC synthesis quarterly bookings nearly double year over year

•	Nine new Structured / Platform ASIC license bookings

•	North America FPGA quarterly bookings up year over year

SUNNYVALE, Calif., April 20, 2004 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended March 31, 2004. Revenue for the quarter ended March 31, 2004 was $13.5 million, a 17 percent increase from revenue of $11.6 million for the quarter ended March 31, 2003 and a two percent sequential increase from revenue of $13.2 million for the quarter ended December 31, 2003.

On a generally accepted accounting principles (GAAP) basis, net income was $296,000 or $0.01 per diluted share for the quarter ended March 31, 2004, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $62,000. For the quarter ended March 31, 2003, GAAP net loss was $632,000, or $0.02 per diluted share, which included amortization of intangible assets of $218,000 and stock-based compensation expense of $139,000. For the quarter ended December 31, 2003, GAAP net income was $445,000, or $0.02 per diluted share, which included amortization of intangible assets from acquisitions of $227,000 and stock-based compensation expense of $76,000.

Pro forma net income was $581,000, or $0.02 per diluted share for the quarter ended March 31, 2004, compared to pro forma net loss of $275,000, or $0.01 per diluted share for the quarter ended March 31, 2003, and pro forma net income of $748,000, or $0.03 per diluted share for the quarter ended December 31, 2003. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income (loss) is included with this press release.

“Our first quarter performance was outstanding on many levels. Most importantly, we saw an increase in customer activity, which led to our record high quarterly revenue and deferred revenue,” said Bernard Aronson, president and CEO of Synplicity. “Maintenance revenue increased 18 percent on a year over year basis and maintenance renewal rates improved as well. We were also pleased by the improvement in our North American FPGA product bookings, which were up on a year over year basis, after having declined year over year each quarter for the last two years. Our cell-based and Structured ASIC bookings nearly doubled over the same quarter last year,” Aronson concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our next earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the second quarter of 2004 is expected to range from $13.8 million to $14.0 million

•	GAAP operating expenses for the second quarter of 2004 are expected to increase approximately five percent sequentially from the first quarter of 2004

•	GAAP and pro forma net income per fully diluted share for the second quarter of 2004 are expected to be the same as the first quarter of 2004

•	Revenue for 2004 is expected to range from $55 million to $57 million, as compared to previous guidance of $54 million to $56 million

•	GAAP operating expenses for 2004 are expected to increase by approximately eight percent from 2003, as compared to previous guidance of six percent

•	GAAP net income per fully diluted share for 2004 is expected to range from $0.05 to $0.07, as compared to previous guidance of $0.04 to $0.06

•	Pro forma net income per fully diluted share for 2004 is expected to range from $0.09 to $0.11, as compared to previous guidance of $0.08 to $0.10

Audio Webcast

Synplicity’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its first quarter 2004 results and 2004 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through June 30, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on April 20, 2004 through April 27, 2004. To listen to a replay, call (719) 457-0820, access code 584572.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and net income (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity, Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, Structured/Platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 270 people in over 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s business outlook for revenue, operating expenses, net income (loss) and net income (loss) per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of its software products relative to its competitors’ products, the effect of the economy in North America on its business, the market acceptance of Structured ASICs and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$43,590	$45,374
Accounts receivable, net	8,103	8,024
Other current assets	1,979	2,054

Total current assets	53,672	55,452
Property and equipment, net	2,884	2,941
Goodwill	1,272	1,272
Intangible assets, net	3,014	3,237
Long-term investments	2,149	—
Other assets	759	559

Total assets	$63,750	$63,461

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,039	$1,098
Accrued liabilities	1,682	1,756
Accrued compensation	2,647	3,328
Deferred revenue	15,804	15,228

Total current liabilities	21,172	21,410
Shareholders’ equity:
Common stock	55,749	55,601
Additional paid-in capital	3,452	3,453
Deferred stock-based compensation	(212)	(275)
Accumulated deficit	(15,901)	(16,198)
Accumulated other comprehensive loss	(510)	(530)

Total shareholders’ equity	42,578	42,051

Total liabilities and shareholders’ equity	$63,750	$63,461

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2004	2003
Revenue:
License	$7,394	$6,387
Maintenance	6,104	5,176

Total revenue	13,498	11,563
Cost of revenue:
Cost of license	203	56
Cost of maintenance	590	523
Amortization of intangible assets from acquisitions	223	218

Total cost of revenue	1,016	797

Gross profit	12,482	10,766
Operating expenses:
Research and development	5,565	5,237
Sales and marketing	5,418	4,886
General and administrative	1,163	1,146
Stock-based compensation	62	139

Total operating expenses	12,208	11,408

Income (loss) from operations	274	(642)
Other income, net	123	140

Income (loss) before income taxes	397	(502)
Income tax provision	101	130

Net income (loss)	$296	$(632)

Net income (loss) per share:
Basic and diluted net income (loss) per share:	$0.01	$(0.02)

Shares used in basic per share calculation	25,895	25,607

Shares used in diluted per share calculation	27,875	25,607

SYNPLICITY, INC.

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 31,		December 31,
	2004	2003	2003
GAAP net income (loss)	$296	$(632)	$445
Amortization of intangible assets from acquisitions	223	218	227
Stock-based compensation	62	139	76

Pro forma net income (loss)	$581	$(275)	$748

Pro forma net income (loss) per share:
Pro forma net income (loss) per common share	$0.02	$(0.01)	$0.03

Shares used in pro forma per share calculation	27,875	25,607	27,588

	Quarter Ending June 30, 2004	Year Ending December 31, 2004
	(Forward-Looking)
GAAP net income per diluted share	$0.01	$0.05 to $0.07
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	0.01

Pro forma net income per diluted share	$0.02	$0.09 to $0.11